CONSENT OF INDEPENDENT ACCOUNTANTS
The Board of Trustees and Shareholders
Putnam Global Growth Fund:

We consent to the use of our report dated December 8, 2000, incorporated in this Registration Statement by reference, for the Putnam Global Growth Fund and to the references to our firm under the captions "Financial Highlights" in the prospectuses and "INDEPENDENT ACCOUNTANTS AND FINANCIAL STATEMENTS" in the Statement of Additional Information.

KPMG LLP
Boston, Massachusetts
February 22, 2001